CONFIDENTIAL

WACHOVIA BANK, NATIONAL ASSOCIATION

WACHOVIA CAPITAL MARKETS, LLC

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

June 28, 2006

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention:    Bennett L. Nussbaum

                      Senior Vice President & Chief Financial Officer

$725,000,000 Credit Facility

Commitment Letter

Ladies and Gentlemen:

Wachovia Bank, National Association (“Bank”) is pleased to confirm the commitment of Bank to provide, and Wachovia Capital Markets, LLC (“WCM”, and together with Bank, “Wachovia”), is pleased to confirm the commitment of WCM to structure, arrange and syndicate, a senior secured revolving loan and letter of credit facility in the amount of $725,000,000 (the “Credit Facility”) based upon and subject to the terms and conditions set forth in this letter and the Summary of Principal Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”, and together with Exhibit B hereto and this letter, collectively, the “Commitment Letter”) and in the fee letter of even date herewith (the “Fee Letter”), in each case upon the effective date of a plan of reorganization (the “Plan”) in the jointly-administered bankruptcy case filed by Winn-Dixie Stores, Inc. (the “Company”) and certain of its subsidiaries under Chapter 11 of the United States Bankruptcy Code currently pending in the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division (the “Chapter 11 Case”).

The Company hereby appoints WCM and WCM hereby agrees, acting alone or through or with affiliates selected by it, to act as the sole lead arranger and the sole bookrunner for the Credit Facility in connection with arranging a syndicate of banks and financial institutions (collectively, the “Lenders”) acceptable to WCM in good faith in consultation with the Company to provide all or a portion of the Credit Facility. Bank will act as lead lender as well as administrative and collateral agent for the Credit Facility (in such capacity, “Agent”).

In connection with the efforts of WCM to form a syndicate of financial institutions to become Lenders under the Credit Facility, the Company and its subsidiaries agree to use their commercially reasonable efforts to actively assist in achieving a syndication that is satisfactory to WCM in good faith. It is understood and agreed that WCM will manage, in consultation with the Company, all aspects of the syndication, including, without limitation, decisions as to the final allocation of the commitments, when commitments will be accepted, the selection of proposed Lenders and titles among the Lenders. WCM may use its affiliates to assist in the syndication of the Credit Facility and may allocate fees payable to it and such affiliates in such manner as it and its affiliates may agree. WCM may share with any of its affiliates and advisors any information related to the Company, its subsidiaries and the transactions contemplated under this Commitment Letter on a confidential basis. Subject to the approval of the Bankruptcy Court (as defined in the Term Sheet), the Company (for itself and its subsidiaries) agrees that the arrangements with WCM will be on an exclusive basis and that the Company and its subsidiaries will not negotiate with, engage, solicit, confer with or otherwise consult with any other financial institution or entity regarding the Credit Facility or any other proposed senior first lien or second lien credit facility for the Company and its subsidiaries in connection with the financing of the Plan. Except as otherwise agreed to in writing by Wachovia, no other agents, co-agents, arrangers, bookrunners or book managers will be appointed or used by the Company or its subsidiaries in connection with the financing pursuant to a senior credit facility.

The Company agrees, and agrees to cause its subsidiaries, (i) to cooperate with and assist Wachovia in its efforts, both prior and subsequent to closing to syndicate the Credit Facility to Lenders, and, in connection therewith, to make the management of the Company reasonably available for due diligence meetings with prospective Lenders and (ii) to provide, and use its commercially reasonable efforts to cause the agents, accountants, investment bankers and other advisors of the Company and its subsidiaries to provide all information, including financial projections, as may be reasonably deemed necessary by Wachovia to prepare materials with information for submission to potential Lenders, including an information memorandum to be used in connection with the syndication of the Credit Facility.

The Company hereby represents, warrants and covenants that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to Wachovia or any prospective Lender by or on behalf of the Company or any of its representatives in connection with the business of the Company and its subsidiaries and the Plan (“Information”) is and will be complete and correct in all material respects as of the date made available to Wachovia or such prospective Lender and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to Wachovia or prospective Lenders by the Company or any of its representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. The Company agrees to furnish to Wachovia such Information and Projections as Wachovia may reasonably request and to supplement the Information and the Projections from time to time until the closing date of the Credit Facility so that the representation, warranty and covenant in the preceding sentence is correct on the closing date of the Credit Facility. In arranging and syndicating the Credit Facility, Wachovia will be using and relying on the Information and the Projections without responsibility for independent verification thereof.

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The Credit Facility will be available pursuant to the terms and conditions of an amendment and restatement of the Existing Credit Agreement (as defined in the Term Sheet) or a new credit agreement (as Agent shall determine in consultation with the Company) and other definitive loan documentation incorporating provisions that are customary in similar financings by the Bank or otherwise determined by the Bank in good faith to be appropriate in the context of the contemplated transactions or consistent with the terms of the existing arrangements of the Company in its current working capital financing for which Wachovia is the agent. Certain of those terms and conditions are specified in the Term Sheet.

The Company will promptly reimburse Wachovia for all reasonable costs and expenses incurred by Wachovia in connection with its continuing review of the transaction and the preparation and negotiation of this Commitment Letter (including any amendment or modification hereto), and the loan documentation and the syndication of the Credit Facility, including reasonable attorneys’ fees and legal expenses, appraisal and similar fees, environmental assessments, filing and search charges, recording taxes and field examination expenses (including the then standard per diem charges per person per day plus reasonable and documented out-of-pocket expenses for the field examiners of Wachovia in the field and in the office, including travel, hotel and all other reasonable out-of-pocket expenses) and including all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau (the “CUSIP Bureau”), in each case whether or not the Credit Facility closes. As of the date hereof, based on the appraisals and field examinations previously conducted by Wachovia, Wachovia estimates that the costs and expenses to be incurred by Wachovia in connection with the third party appraisals with respect to inventory and pharmacy scripts of the Company and its subsidiaries related to the Credit Facility for the period from the date hereof through the closing date should not be more than $60,000 and the costs and expenses to be incurred by Wachovia in connection with an updated field examination of the Company and its subsidiaries related to the Credit Facility for the period from the date hereof through the closing date should not be more than $60,000.

All such charges and expenses are to be paid to Wachovia upon demand, together with such advance funds on account of such charges and expenses as Wachovia may from time to time request in good faith or Wachovia may require that the Company pay such charges directly, including as to appraisals and leasehold reports. Wachovia has the right to apply to such charges and expenses any sums received from or on behalf of the Company or any of its subsidiaries or at its option to charge the existing loan account of the Company or its subsidiaries maintained by Bank as agent under the existing credit facility of the Company. The arrangements with respect to such charges after the closing of the Credit Facility will be governed by the terms of the loan documentation.

The Company and its subsidiaries agree to jointly and severally indemnify and hold harmless Wachovia, and each director, officer, employee, attorney, advisor, agent and affiliate of Wachovia (each such person or entity referred to hereafter in this paragraph as an “Indemnified Person”) from any losses (other than lost profits), claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, relate to, or result from, this Commitment Letter,

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the Fee Letter, the Credit Facility or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss (other than lost profits), claim, cost, damage, expense or inquiry or investigation, with respect thereto; provided, that, the Company shall have no obligation to any Indemnified Person under this indemnity provision for liabilities to the extent that such liabilities are determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. The obligations of the Company set forth in this paragraph and the immediately preceding two paragraphs are subject to the approval of the Bankruptcy Court.

This Commitment Letter is addressed solely to the Company and is not intended to confer any obligations to or on, or benefits to or on, any third party. No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks or other similar transmission systems in connection with the Credit Facility, except to the extent such damages are determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. In addition, neither the Company nor any Indemnified Person shall be responsible or liable for special, indirect, consequential, incidental or punitive damages which may be alleged as a result of this Commitment Letter or the Fee Letter.

Except as set forth below, this Commitment Letter and the Fee Letter and the contents of such documents shall not be disclosed by the Company or its subsidiaries to any third party without the prior written consent of Wachovia. Notwithstanding the foregoing, (a) this Commitment Letter (but not the Fee Letter) may be filed with the Bankruptcy Court in connection with a motion of the Company to seek approval of this Commitment Letter or the Credit Facility, (b) the Fee Letter may be disclosed on a confidential and “need to know” basis to the Company’s attorneys, financial advisors and accountants, and to the Official Creditors’ Committee appointed in the Chapter 11 Case (the “Committee”), provided, that, to the extent such documents and information is disclosed to the Committee, the Company and the Committee shall enter into a confidentiality agreement with Wachovia, which shall be in form and substance satisfactory to Wachovia in good faith, and (c) the Fee Letter may be disclosed on a confidential and “need to know” basis to the United States Trustee subject to such confidentiality arrangements as Wachovia and the Company require. In no event shall any third party be entitled to rely upon this Commitment Letter or the Fee Letter.

The Company acknowledges and agrees that Wachovia may share with its affiliates any information relating to the Credit Facility or the Company or its subsidiaries. The Company further acknowledges and agrees to the disclosure by Wachovia of information relating to the Credit Facility (i) to Gold Sheets and other publications, with such information to consist of deal terms and other information customarily found in such publications and that Wachovia may otherwise use the corporate name and logo of the Company in “tombstones” or other advertisements or public statements and (ii) in connection with obtaining a published CUSIP from the CUSIP Bureau.

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This Commitment Letter will be of no force and effect unless a counterpart hereof is accepted and agreed to by the Company and, as so accepted and agreed to, received by Wachovia by 5:00 p.m. in New York City on June 29, 2006, together with the Fee Letter as duly authorized, executed and delivered by the Company. The commitment of Wachovia under this Commitment Letter, if timely accepted and agreed to by the Company, will terminate upon the earliest of (i) effectiveness of the Plan, (ii) the agreement to undertake or acceptance of a commitment by the Company or any of its subsidiaries for any debt or equity financing in lieu of all or any portion of the Credit Facility in any transaction other than a transaction led or arranged by Wachovia or any of its affiliates, or as otherwise agreed to in writing by Wachovia, (iii) the occurrence of a Material Adverse Change (as defined in Exhibit B hereto) or a material adverse effect on the feasibility of the Plan or the transactions contemplated hereby, and (iv) as of the close of business on December 31, 2006, if the initial borrowings under the Credit Facility have not occurred on or prior to such date. All indemnities and obligations of the Company and its subsidiaries hereunder shall be joint and several and shall survive the termination of this Commitment Letter or the commitment of Wachovia hereunder, unless and until provisions relating to such indemnities and obligations are superseded and replaced by corresponding provisions that are contained in the definitive loan documentation governing the Credit Facility that shall have been executed by the parties thereto. Following any termination hereof, the Credit Facility will require reapproval by the credit committee of Wachovia even if Wachovia and its agents and counsel and other advisors continue to work on the transaction. Such reapproval, if obtained, may result in different terms or conditions, or the determination not to consummate the transaction.

This Commitment Letter contains the entire commitment of Wachovia for this transaction and, upon acceptance by the Company, supersedes all prior proposals, commitment letter, negotiations, discussions and correspondence. This Commitment Letter may not be contradicted by evidence of any alleged oral agreement. No party has been authorized by Wachovia to make any oral or written statements inconsistent with this Commitment Letter.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

This Commitment Letter may not be assigned by the Company without the prior written consent of Wachovia and may not be assigned by Wachovia without the prior written consent of the Company; provided, that, no such consent of the Company shall be required in connection with an assignment by Wachovia to an affiliate of Wachovia. This Commitment Letter may not be amended, waived or modified, except in writing signed by Wachovia and the Company. This Commitment Letter is governed by and construed in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York.

WACHOVIA AND THE COMPANY EACH WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS REFERRED TO IN THIS COMMITMENT LETTER.

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All of the reimbursement, indemnification and confidentiality obligations of the parties set forth in this Commitment Letter shall survive the expiration or termination of this Commitment Letter and shall remain in full force and effect regardless of whether the Credit Facility closes, unless and until provisions relating to such reimbursement, indemnification and confidentiality obligations are superseded and replaced by corresponding provisions that are contained in the definitive loan documentation governing the Credit Facility that shall have been executed by the parties thereto.

All references to the term “good faith” used herein (including the Term Sheet) when applicable to Agent shall mean, notwithstanding anything to the contrary contained herein, honesty-in-fact in the conduct or transaction concerned and observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

If the Company accepts and agrees to the foregoing, please so indicate by executing and returning the enclosed copy of this Commitment Letter for itself and its subsidiaries to Wachovia, together with the Fee Letter.

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We look forward to continuing to work with you to complete this transaction.

Very truly yours,

WACHOVIA BANK,	WACHOVIA CAPITAL MARKETS, LLC
NATIONAL ASSOCIATION

Kimberley A. Quinn	Kimberley A. Quinn
Senior Vice President	Managing Director

ACCEPTED on this day of June, 2006:

WINN-DIXIE STORES, INC., for itself and its subsidiaries.

By:

Title:

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EXHIBIT A

Winn-Dixie, Inc.

$725,000,000 Senior Secured Revolving Credit Facility (the “Credit Facility”)

Summary of Principal Terms and Conditions

June 28, 2006

Capitalized terms used below have the meaning assigned to such terms in the Credit Agreement, dated February 23, 2005, by and among Wachovia Bank, National Association, as agent, certain other agents parties thereto, the lenders parties thereto, Borrowers and certain of their subsidiaries (the “Existing Credit Agreement”), except as otherwise provided herein.

Borrowers:	Winn-Dixie Stores, Inc. (“Administrative Borrower”), its subsidiaries that are Borrowers under the Existing Credit Agreement and one or more new special purpose subsidiaries of Administrative Borrower (collectively, the “SPE”) to be formed to own the real property of Borrowers and Guarantors (whether owned or leased).

Guarantors:	The direct or indirect U.S. subsidiaries of Administrative Borrower (other than the Insurance Captive) that are not Borrowers.

Sole Lead Arranger and Sole Bookrunner:	Wachovia Capital Markets, LLC (“WCM”).

Administrative and Collateral Agent:	Wachovia Bank, National Association (“Agent”).

Lenders:	Wachovia and such other financial institutions that may become parties to the financing arrangements as Lenders as WCM may determine in good faith in consultation with the Company. It is anticipated that WCM will first seek to have those institutions that are lenders under the Existing Credit Agreement become Lenders under the Credit Facility and will otherwise review with the Company any other institutions that it may solicit to be Lenders.

Letter of Credit Issuer:	Wachovia Bank, National Association.

Credit Facility:	$725,000,000 (“Maximum Credit”) consisting of revolving loans (“Revolving Loans”) subject to the Borrowing Base and other terms described below, with a portion of the Credit Facility available for letters of credit arranged for by Agent (“LCs”) with a sublimit on LCs outstanding at any time of $300,000,000.

At its option, Administrative Borrower may, not less than thirty (30) days prior to the closing of the Credit Facility, upon notice to and after consultation with Agent, elect to reduce the amount of the Maximum Credit but in no event to an amount less than $600,000,000.

Revolving Loans may be drawn, repaid and reborrowed.

Each voluntary prepayment of Revolving Loans shall be without premium or penalty, subject to funding losses set forth in the Existing Credit Agreement.

Accordion Feature:	Borrowers shall have the option (to be exercised no more than three (3) times during the term of the Credit Facility) to increase the Maximum Credit by up to $100,000,000 in increments of not less than $25,000,000, subject to additional commitments from existing and/or new Lenders and subject to other terms and conditions to be agreed.

Borrowing Base:	Revolving Loans and LCs to Borrowers based on:

Upon its execution of the Commitment Letter, Administrative Borrower will specify to WCM in writing which of the following Borrowing Base alternatives should be included in the Loan Documents:

Option 1:

(a)     the lesser of (i) 70% multiplied by the value of Eligible Inventory consisting of finished goods (other than Perishable Inventory) or (ii) 90% of the Net Recovery Percentage of such Eligible Inventory multiplied by the value thereof; plus

(b)     the lesser of (i) 70% multiplied by the value of Eligible Inventory consisting of Perishable Inventory, (ii) 90% of the Net Recovery Percentage of such Perishable Inventory multiplied by the value thereof, or (iii) $85,000,000, plus

(c)     the lesser of: (i) the sum of (A) 90% of the Net Amount of Eligible Pharmacy Receivables (other than Medicare/Medicaid Pharmacy Receivables) and (B) 90% of the Net Amount of Eligible Credit Card Receivables or (ii) $35,000,000; plus

(d) the lesser of: (i) 80% of the Net Amount of Eligible Pharmacy Receivables consisting of Medicare/ Medicaid Pharmacy Receivables or (ii) $10,000,000; plus

(e) the lesser of (i) 90% multiplied by the Net Recovery Percentage of the Eligible Pharmacy Scripts or (ii) $70,000,000, subject to adjustment as provided in the Existing Credit Agreement; plus

(f) the Leasehold Availability; plus

(g) the Real Property Availability; minus

(h) applicable reserves.

or

Option 2:

(a)     the lesser of (i) 70% multiplied by the value of Eligible Inventory consisting of finished goods (other than Perishable Inventory) or (ii) 90% of the Net Recovery Percentage of such Eligible Inventory multiplied by the value thereof; plus

(b)     the lesser of (i) 70% multiplied by the value of Eligible Inventory consisting of Perishable Inventory, (ii) 90% of the Net Recovery Percentage of such Perishable Inventory multiplied by the value thereof, or (iii) $85,000,000, plus

(c)     the lesser of: (i) the sum of (A) 90% of the Net Amount of Eligible Pharmacy Receivables (other than Medicare/Medicaid Pharmacy Receivables) and (B) 90% of the Net Amount of Eligible Credit Card Receivables or (ii) $35,000,000; plus

(d) the lesser of: (i) 80% of the Net Amount of Eligible Pharmacy Receivables consisting of Medicare/ Medicaid Pharmacy Receivables or (ii) $10,000,000; plus

(e) the lesser of (i) 90% multiplied by the Net Recovery Percentage of the Eligible Pharmacy Scripts or (ii) $70,000,000, subject to adjustment as provided in the Existing Credit Agreement; plus

(f) the Leasehold Availability; plus

(g) the Real Property Availability; plus

(h)     the lesser of the following (the “FILO Availability”): (i) the sum of (A) the lesser of (1) 10% multiplied by the value of Eligible Inventory consisting of finished goods (other than Perishable Inventory) or (2) 10% of the Net Recovery Percentage of such Eligible Inventory multiplied by the value thereof, which percentages may be adjusted to a lesser amount after the receipt of the inventory appraisals referred to below, plus (B) the lesser of (1) 10% multiplied by the value of Eligible Inventory consisting of Perishable Inventory, or (2) 10% of the Net Recovery Percentage of such Perishable Inventory multiplied by the value thereof, which percentages may be adjusted to a lesser amount after the receipt of the inventory appraisals referred to below, or (ii) $50,000,000; minus

(i) applicable reserves.

Revolving Loans based on the FILO Availability (“FILO Revolving Loans”) shall be deemed to be the first Revolving Loans made and shall be the last Revolving Loans repaid, such that the FILO Revolving Loans are “first-in-last-out”.

The amount of the “Net Recovery Percentage” is determined based on the projected recovery of the applicable category of Eligible Inventory and Eligible Pharmacy Scripts, in the case of inventory on a “going out of business sale” basis and in the case of pharmacy scripts on a “net orderly liquidation value” basis, in each case net of estimated liquidation expenses, all as set forth in the most recent appraisal of such inventory or pharmacy scripts, as the case may be, in form and containing assumptions and appraisal methods satisfactory to Agent in good faith by an appraiser acceptable to Agent, on which Agent and Lenders are expressly permitted to rely.

The term “Medicare/Medicaid Pharmacy Receivables” means Pharmacy Receivables arising pursuant to goods sold by Borrowers to eligible Medicare or Medicaid beneficiaries to be paid by a satisfactory fiscal intermediary or by another governmental authority under Medicare or Medicaid.

The term “Leasehold Availability” means the lesser of $100,000,000 or an amount equal to 60% of the “estimated gross leasehold value” of the Eligible Leasehold Property as set forth in the most recent Leasehold Report of the leasehold properties in form and containing assumptions and valuation methods satisfactory to Agent in good faith by DJM Asset Management, LLC or such other valuation firm acceptable to Agent, on which Agent and Lenders are expressly permitted to rely, received prior to the date hereof; provided, that, the Leasehold Availability shall be recalculated and adjusted annually based upon the then most recent acceptable Leasehold Report received by Agent to an amount equal to the lesser of $100,000,000 or the amount equal to 60% of the “estimated gross leasehold value” of the Eligible Leasehold Property as set out in such Leasehold Report.

For purposes of the definition of the term “Leasehold Availability”, the term “estimated gross leasehold value” is as determined pursuant to the applicable Financial Modeling of Values of Leasehold Interests prepared by DJM Asset Management, LLC (each, a “Leasehold Report”).

The term “Real Property Availability” means the lesser of $65,000,000 or an amount equal to 65% of the fair market value of the Eligible Real Property as set forth in the most recent appraisal of such real property in form and containing assumptions and appraisal methods satisfactory to Agent in good faith by an appraiser acceptable to Agent, on which Agent and Lenders are expressly permitted to rely, received by Agent prior to the date hereof, provided, that, the Real Property Availability shall be recalculated and adjusted annually based upon the then most recent acceptable appraisal received by Agent to an amount equal to the lesser of $65,000,000 or the amount equal to 65% of the fair market value of the Eligible Real Property as set out in such appraisal.

Eligibility:	Eligible Inventory consists of finished goods held for resale in the ordinary course of the business of a Borrower, in each case which are acceptable to the Agent in good faith based on the criteria to be set forth in the Loan Documents (which shall be consistent with the criteria set forth in the Existing Credit Agreement). In general,

Eligible Inventory does not include (i) raw materials; (ii) inventory at premises other than those owned and controlled by any Borrower (except subject to certain conditions set forth in the Loan Documents); (iii) inventory subject to a security interest or lien in favor of any person other than the Agent except specified liens and other permitted liens that are subject to an intercreditor agreement in form and substance satisfactory to the Agent in good faith between the holder of such security interest or lien and the Agent; (iv) obsolete or slow moving inventory; (v) inventory which is not subject to the first priority, valid and perfected security interest of the Agent; (vi) returned, damaged and/or defective inventory; (vii) inventory purchased or sold on consignment, (viii) pharmaceuticals, tobacco and alcohol which such Borrower is not duly licensed to sell or with respect to which such Borrower is not complying with any duly issued license, and (ix) other criteria to be set out in the Loan Documents consistent with the criteria set forth in the Existing Credit Agreement.

Eligible Pharmacy Receivables means pharmacy receivables owed to any Borrower, in each case that are acceptable to the Agent in good faith based on the criteria to be set forth in the Loan Documents (which shall be consistent with the criteria set forth in the Existing Credit Agreement). In general, pharmacy receivables shall be Eligible Pharmacy Receivables if (i) such pharmacy receivables arise from the actual and bona fide sale and delivery of prescription drugs by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto; (ii) such pharmacy receivables are not unpaid more than thirty (30) days after the original invoice; (iii) such pharmacy receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent; (iv) the chief executive office of the account debtor with respect to such pharmacy receivables is located in the United States of America or Canada; (v) there are no facts, events or occurrences known to any Borrower or the Agent which would impair the validity, enforceability or collectability of such pharmacy receivables; (vi) such pharmacy receivables are subject to the first priority, valid and perfected security interest of the Agent; and (vii) other criteria to be set out in the Loan Documents consistent with the criteria set forth in the Existing Credit Agreement. The eligibility of Medicare/Medicaid Pharmacy Receivables will be determined by the Agent in good faith pursuant to criteria to be set forth in the Loan Documents (which shall be consistent with Agent’s customary criteria for the eligibility of Medicare and Medicaid receivables) following the completion of Agent’s updated field examination and due diligence with respect to Medicare/Medicaid Pharmacy Receivables.

Eligible Credit Card Receivables and the net amounts thereof will be determined by the Agent in good faith pursuant to criteria to be set forth in the Loan Documents (which shall be consistent with Agent’s customary criteria for the eligibility of credit card receivables). In general, credit card receivables shall not be Eligible Credit Card Receivables if (i) such receivables are unpaid more than 10 days after the original transaction giving rise to such receivables, (ii) such receivables are owed by a credit card processor or credit card issuer where there is a default under the terms of the arrangements of a Borrower with such credit card processor or issuer, as the case may be, or where there is a default or other event or circumstance where such credit card processor or issuer has the right to suspend or terminate payments to a Borrower or to establish reserves against amounts otherwise payable to a Borrower, (iii) receivables owing by a credit card processor or issuer where such processor or issuer has not entered into an agreement with Agent acknowledging Agent’s security interest in such receivables and agreeing to follow the instructions of Agent with respect to payments (except as to American Express, Agent shall only require a letter from Borrowers and Guarantors to American Express in form and substance satisfactory to Agent in good faith), (iv) receivables that are not subject to the first priority, valid and perfected security interest of the Agent, and (v) those other credit card receivables that do not constitute collateral acceptable to Agent in good faith for lending purposes pursuant to criteria established by Agent in good faith and set forth in the Loan Documents (which shall be consistent with Agent’s customary criteria for the eligibility of credit card receivables).

Eligible Pharmacy Scripts means pharmacy scripts owned by any Borrower, in each case which are acceptable to the Agent in good faith based on the criteria to be set forth in the Loan Documents (which shall be consistent with the criteria set forth in the Existing Credit Agreement). In general, Eligible Pharmacy Scripts will not include (i) pharmacy scripts for which the Borrowers’ pharmacy store computer and phone systems, in the Agent’s determination, (A) are inadequate to facilitate the sale of prescriptions to a potential purchaser and (B) do not facilitate the transfer of pharmacy prescriptions files to a potential purchaser; (ii) pharmacy scripts subject to a security interest or lien in favor of any person other than the Agent except certain specified liens permitted in the Loan Documents or that are subject to an intercreditor agreement in form and substance satisfactory to the Agent in good faith between the holder of such security interest or lien and the Agent; (iii) pharmacy scripts that are not in a form that may be sold or otherwise transferred or are subject to regulatory restrictions on the transfer thereof that are not acceptable to the Agent in good faith and (iv) other criteria to be set out in the Loan Documents consistent with the criteria set forth in the Existing Credit Agreement.

Eligible Leasehold Property will be determined by Agent in good faith pursuant to general criteria that will be set forth in the Loan Documents (which shall be consistent with the criteria set forth in the Existing Credit Agreement). In general, Eligible Leasehold Property will include a real property leasehold: (i) that is leased by the SPE; (ii) that is not subject to a security interest, lien or mortgage in favor of any person other than the Agent except designated permitted liens and other liens permitted in the Loan Documents that are subject to an intercreditor agreement in form and substance satisfactory to Agent in good faith between the holder of such security interest, lien or mortgage and Agent; (iii) that does not prohibit a mortgage or other encumbrance on the leasehold interest of the SPE; (iv) for which Agent shall have received the following items, each in form and substance satisfactory to the Agent in good faith, if so requested by Agent in good faith, (A) a valid and perfected first priority leasehold mortgage in favor of Agent upon such leasehold property (subject to designated permitted liens); (B) if required in the jurisdiction where the leased premises are located, evidence that fixture filings naming Agent, as secured party, and the SPE, as debtor, have been filed with respect to such leasehold property; (C) leasehold title insurance policies in favor of Agent with endorsements as required by Agent (as to leaseholds having an aggregate appraised value of approximately $100,000,000 as set forth in the April 2006 Leasehold Report); and (D) that satisfies such other conditions as the parties agree.

Eligible Real Property will be determined by Agent in good faith pursuant to general criteria that will be set forth in the Loan Documents (which shall be consistent with the criteria set forth in the Existing Credit Agreement). In general, Eligible Real Property will include real property: (i) that is owned in fee simple by the SPE; (ii) that is not subject to a security interest, lien or mortgage in favor of any person other than the Agent except designated permitted liens and other liens permitted in the Loan Documents that are subject to an intercreditor agreement in form and substance satisfactory to Agent in good faith between the holder of such security interest, lien or mortgage and Agent; (iii) for which Agent shall have received the following items, each in form and substance satisfactory to the Agent in good faith, if so requested by Agent, (A) a valid and perfected first priority mortgage in favor of Agent upon such real property (subject to designated permitted liens); (B) if required in the jurisdiction where the leased premises are located, evidence that fixture filings naming Agent, as secured party, and the SPE, as debtor, have been filed with respect to such real property; (C) mortgagee title insurance policies with endorsements required by Agent; (D) an ALTA survey; and (E) that satisfies such other conditions as the parties agree.

Reserves:	Such amounts as Agent may from time to time establish and revise in good faith, without duplication, reducing the amount of Revolving Loans, and LCs that would otherwise be available to the Borrowers under the lending formula(s) provided for herein: (i) to reflect events, conditions, contingencies or risks which, as determined by the Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, (A) the eligible borrowing base assets or any other property which is security for the obligations or its value, (B) the assets, business or financial condition of any Borrower or Guarantor or (C) the security interests and other rights of the Agent or any Lender in the eligible borrowing base assets or any other property which is security for the obligations (including the enforceability, perfection and priority thereof), (ii) to reflect the Agent’s good faith belief (whether based on the receipt or discovery of new information, any change, occurrence or development with respect to previously furnished information, or otherwise) that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to the Agent is, has become or may have been incomplete, inaccurate or misleading in any material respect, (iii) to fully reflect LCs (to the extent that the Agent has not received cash collateral in respect thereof on terms and conditions satisfactory to Agent in good faith), (iv) to reflect (A) past due payables which are outstanding more than sixty (60) days past the invoice date as of such time, (B) past due accruals which are outstanding more than sixty (60) days past the receipt of inventory related to such accrual as of such time, in excess of $10,000,000, (C) past due rent payments which are outstanding more than thirty (30) days past due as of such time, and (D) real estate taxes which are past due and delinquent, and (v) to reflect any claims due and payable on the effective date of the Plan or as soon as practicable thereafter but in any event within twenty (20) days thereafter and that are not paid on the effective date of the Plan and $1,000,000 (or such lesser amount as may be required) to fund the “Claim Reduction Fund” set forth in the Plan, such aggregate amount to be reduced from time to time to reflect payments in respect of such claims referred to above in this clause (v). In addition, without limiting any other rights of Agent and Lenders, reserves may be established at Agent’s option in good faith to reflect a reduction in the value of the Eligible Leasehold Property and/or the Eligible Real Property either as the result of the sale or other disposition thereof, as a result of the actual or projected diminution in the value of the Eligible Leasehold Property and/or Eligible Real Property set forth in the most recent Leasehold Report or appraisal thereof, as applicable, from the immediately preceding Leasehold Report or appraisal thereof, as applicable, but in any event, with respect to a reserve established against Leasehold Availability or Real Property Availability, only to the extent that such reduction has not been reflected in a reduction in the Leasehold Availability or Real Property Availability, as applicable, pursuant to a Leasehold Report or appraisal, as applicable, following the closing date. To the extent that the Agent (a) has reflected in the lending formulas used to establish the Borrowing Base any circumstance, condition, event or contingency in a manner satisfactory to the Agent in good faith or (b) may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for any of the eligible Borrowing Base assets so as to address any circumstances, condition, event or contingency in a manner satisfactory to the Agent in good faith, in each case the Agent shall not establish a Reserve for the same purpose.

Collateral:	To secure all obligations of Borrowers and Guarantors to Agent and Lenders, Agent shall have first priority, perfected security interests in and liens upon the Collateral, but as to priority, subject to such liens as are permitted under the Loan Documents (which shall be consistent with the liens permitted under the Existing Credit Agreement) that have priority over the security interests and liens of Agent under applicable law. The term “Collateral” shall mean all of each Borrower’s and Guarantor’s present and future accounts, contract rights, general intangibles (including, without limitation, all trademarks, patents and other intellectual property, tax refunds, choses in action, franchises, licenses and other rights and agreements), deposit accounts, letters of credit, letter-of-credit rights, supporting obligations, chattel paper, documents, instruments (including any notes receivable and stock and other equity interests in all subsidiaries (including, without limitation, the newly formed subsidiary referred to above), except as to the stock or other equity interests of controlled foreign corporations as determined under the Internal Revenue Code for the stock or other equity interests of such corporations in excess of 65% thereof), investment property, inventory, equipment, fixtures and other goods, real property (owned and leased) and all products and proceeds of any of the foregoing.

Use of Proceeds:	The proceeds of the Revolving Loans under the Credit Facility will be used by Borrowers to pay allowed administrative expenses and allowed claims in accordance with the Plan, costs, expenses and fees in connection with the Credit Facility and for working capital and general corporate purposes of Borrowers.

Term:	5 years from date of closing (“Maturity Date”).

Interest Rates:	Borrowers may elect that all or portions of the Revolving Loans bear interest at: (a) the Applicable Margin plus the ABR; or (b) the Applicable Margin plus the Adjusted Eurodollar Rate.

Revolving Loans for which interest is calculated using the ABR are referred to herein as “Base Rate Loans” and for which interest is calculated using the Adjusted Eurodollar Rate are referred to herein as “Eurodollar Rate Loans”.

The Applicable Margin is determined based on Quarterly Average Excess Availability as set forth on Schedule 1 to this Exhibit A. Except as otherwise provided in Schedule 1 hereto, the Applicable Margin will be calculated and established each fiscal quarter and remain in effect until adjusted thereafter after the end of the next fiscal quarter.

“ABR” means the higher of (i) the rate of interest publicly announced by Wachovia Bank, National Association as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the date of any such change or (ii) the federal funds effective rate from time to time plus .50%.

“Adjusted Eurodollar Rate” means the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in US Dollars for a term comparable to the applicable period of one, two, three or six months as selected by Borrowers (but if more than one rate is specific on such Telerate page, the rate will be an arithmetic average of all such rates), and in each case subject to the reserve percentage prescribed by governmental authorities; provided, that, (i) no more than six (6) interest periods may be in effect at any one time, (ii) no more than two (2) interest periods of six months may be in effect at any one time, and (iii) in no event will the aggregate amount of Eurodollar Rate Loans with an interest period of six months exceed 50% of the total amount of Eurodollar Rate Loans.

All interest will be computed on basis of actual days elapsed over a 360 day year (or 365/366 days, in the case of Loans for which the ABR is used), payable monthly in arrears and may be charged by Agent to any Borrower’s loan account. Default rates are as set forth on Schedule 1 hereto.

Unused Line Fee:	.25% per annum on the amount by which the Maximum Credit exceeds the average monthly balance of Revolving Loans and LCs outstanding, payable monthly in arrears, computed on the actual number of days elapsed over a 360 day year.

Letter of Credit Fees	1.00% on the daily outstanding balance of commercial LCs and the applicable percentage of the Applicable Margin for Eurodollar Rate Loans (as adjusted from time to time as set forth above) on the daily outstanding balance of standby LCs, in each case payable monthly in arrears, computed on the actual number of days elapsed over a 360 day year. Applicable bank fees, opening charges and arranging fees (which shall be in amounts consistent with those payable pursuant to the Existing Credit Agreement) are in addition to such fees and may be charged to the loan account of Borrowers maintained by Agent.

Loan Documentation:	Definitive loan documentation (collectively, the “Loan Documents”), including, without limitation, a loan and security agreement, supplemental security agreements, pledge agreements, mortgages, guarantees, control agreements, intercreditor and subordination agreements, UCC financing statements, opinion letters of counsel to Borrowers and Guarantors, and related documents, each in form and substance satisfactory to Agent in good faith.

All of the Loan Documents will be prepared or approved by Agent and counsel to Agent and incorporate Agent’s customary terms and provisions, including, without limitation, the absence of any default as a condition to all Revolving Loans and LCs, the right to establish reserves against loan availability (consistent with such right set forth in the Existing Credit Agreement) and such other provisions as may be required by Agent in good faith in the context of the transactions contemplated hereby.

Representations and Warranties:	To include, but not be limited to (with exceptions, materiality thresholds and cure periods to be agreed upon by the parties): representations and warranties concerning: the Collateral; corporate existence and good standing (or as to Florida, active status), power and authority; accuracy of financial information; absence of material adverse changes as of the date of closing; locations of jurisdiction of incorporation, chief executive office and Collateral; priority of Agent’s security interests; ownership of properties, and absence of other liens (except as specifically agreed to by Agent); filing of tax returns and payment of taxes; absence of material litigation or investigations; compliance with other agreements and applicable law, regulation, etc.; identification of bank accounts; environmental matters; employee benefit matters; accuracy and completeness of information furnished to Agent; and survival and continuing nature of representations and warranties (which shall be deemed made as of the date of each credit extension).

Affirmative Covenants:	To include, but not be limited to (with exceptions, materiality thresholds and cure periods to be agreed upon by the parties): maintenance of corporate existence and rights; requirements for new locations; compliance with laws; performance of obligations; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; Agent’s rights to inspect books and properties (but without any limitation on the number of field examinations if an Event of Default exists or the dollar amount for which Borrowers are liable on the field examination charges); payment of taxes and claims; delivery of financial statements, financial projections and other information; collateral reporting, notices, appraisal and leasehold reporting requirements, including (i) the right to obtain appraisals of the inventory and pharmacy scripts up to two times in any twelve month period (or more frequently if Excess Availability is less than $125,000,000 or upon an Event of Default) and (ii) to obtain Leasehold Reports of the leaseholds and appraisals of the owned real property one time in any twelve month period (or more frequently if Excess Availability is less than $125,000,000 or upon an Event of Default); the requirement that Borrowers and Guarantors maintain Excess Availability at all times of not less than $50,000,000; the transfer to the SPE of all Leasehold Property (other than the Leasehold Property that has value as set forth in the April 2006 Leasehold Report which shall have been transferred as provided in clause (d) of Exhibit B hereto) within sixty (60) days after the closing date; and the granting of leasehold mortgages on the Leasehold Property not subject to leasehold mortgages at closing within sixty (60) days after the closing date (other than the seventeen (17) of the Leasehold Property as referred to in clause (e) of Exhibit B).

Collateral reporting will include, so long as Excess Availability is not less than $125,000,000 and no Event of Default exists, a monthly borrowing base report, in form satisfactory to Agent in good faith, which shall include, among other things, summaries as to accounts and inventory and reports of new purchases of inventory consisting of produce, dairy, meat and seafood or other categories or departments of inventory specified by Agent, with more frequent reporting and in such form as Agent may specify if Excess Availability is less than $125,000,000 or if an Event of Default exists.

With respect to collections and the transfer thereof to Agent pursuant to control agreements with the banks at which such accounts are maintained, which shall be in form and substance acceptable to Agent in good faith, so long as there is no Event of Default and Excess Availability is greater than $125,000,000, Agent will instruct such banks to remit amounts deposited in the blocked accounts to the operating accounts of Borrowers.

In addition, Borrowers shall not be required to prefund ACH transfers up to the amount of $50,000,000 outstanding at any time; provided, that, (i) there shall be no Event of Default, (ii) Excess Availability shall not be less than $125,000,000 for more than five (5) consecutive business days; (iii) Excess Availability shall not have been less than $125,000,000 on more than three (3) separate occasions during the term of the Credit Facility; and (iv) Excess Availability shall not be less than $120,000,000.

Negative Covenants:	To include, but not be limited to (with exceptions, materiality thresholds and cure periods to be agreed upon by the parties): limitations on: dividends, redemptions and repurchases of capital stock; incurrence of debt (including capital leases) and guarantees; repurchases or prepayment of debt; creation or suffering of liens; loans, investments and acquisitions; affiliate transactions; changes in business conducted; asset sales, mergers and consolidations; capital expenditures; restrictions affecting subsidiaries; opening new bank accounts.

Financial Covenants:	Minimum EBITDA in amounts and for periods to be agreed upon by the parties, which shall be tested quarterly based on the four (4) immediately preceding fiscal quarters for which Agent has received financial statements, except that the first four (4) quarters following the closing date shall be tested based upon Minimum EBITDA less capital expenditures in amounts to be agreed upon by the parties for such period, provided, that, compliance with such financial covenants shall not be required so long as Excess Availability is greater than $75,000,000.

Events of Default:	To include (with grace and cure periods to be agreed upon by the parties), but not be limited to, payment and performance defaults under any of the Loan Documents; cross-defaults to other indebtedness in excess of an amount to be agreed to by the parties and documents; breach of representations and warranties; insolvency, voluntary and involuntary bankruptcy; the failure of Borrowers or Guarantors to comply in any material respect with the Confirmation Order or any other applicable bankruptcy order or stipulation; the Confirmation Order is revoked, remanded, vacated, reversed, stayed, rescinded, modified, or amended on appeal; judgments and attachments; revocation of any guaranty; dissolution (subject to certain exceptions to be agreed upon by the parties); change in control; material adverse change in the assets or business of Borrowers and Guarantors taken as a whole.

Conditions Precedent:	Those conditions precedent customarily required by Agent in similar financings and any additional conditions precedent deemed appropriate by Agent in good faith in the context of this transaction, including, without limitation, those set forth on Exhibit B to the Commitment Letter.

Expenses and Indemnity:

Borrowers will, from and after closing, and upon Agent’s demand, pay all of the reasonable and documented out-of-pocket expenses and customary administrative charges related to the Credit Facility incurred by Agent, including, without limitation, reasonable collateral appraisal and reasonable leasehold reporting fees, legal costs and expenses, filing and search charges, recording taxes and field examination charges and expenses (including a charge at the then standard rate of Agent per person per day for the examiners of Agent in the field and in the office, plus other reasonable and documented out-of-pocket expenses).

Waivers to include, but not be limited to, waivers by Agent, Lenders and each Borrower and Guarantor of its rights to jury trial and claims for special, indirect or consequential damages in respect any breach or alleged breach by any Agent, any Lender, any Borrower or Guarantor of any of the loan documentation.

Borrowers and Guarantors shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, agents, representatives and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, reasonable legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Credit Facility, except as to any such indemnitee as a result of the gross negligence or willful misconduct of such indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

Governing Law:	New York (excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York).

USA PATRIOT Act:	Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act. Borrowers and Guarantors are hereby advised that this commitment is subject to satisfactory results of such verification.

Each term used but not defined in this Exhibit A shall have the meaning assigned to such term in the letter, dated of even date herewith, from Wachovia Bank, National Association to Winn-Dixie Stores, Inc. to which this Exhibit A is attached.

This Summary of Principal Terms and Conditions for the Credit Facility is not meant to be, nor shall it be construed as an attempt to describe all of, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain principal terms to be included in the Loan Documents.

SCHEDULE 1

TO

EXHIBIT A TO COMMITMENT LETTER

1. The Applicable Margin for the interest rate and the percentages for the letter of credit fee for standby LCs shall be the applicable percentage calculated based on the percentage set forth in Tier 3 of the chart below until the last day of the second (2nd) full fiscal quarter after closing. The Applicable Margin will be calculated and established effective as of the first day of the next fiscal quarter based on the Quarterly Average Excess Availability for the fiscal quarter most recently ended prior thereto as set forth on the chart below and will be adjusted as of the first day of each fiscal quarter thereafter based on the Quarterly Average Excess Availability for the fiscal quarter most recently ended prior thereto as set forth on the chart below.

2. The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to paragraph 1 above), except for Revolving Loans based on FILO Availability (determined as provided in paragraph 3 below), for all Revolving Loans for which interest is calculated based on the ABR, the Applicable ABR Rate Margin, for all Revolving Loans for which interest is calculated based on the Adjusted Eurodollar Rate, the Applicable Eurodollar Rate Margin, and for Standby LCs, the Applicable Standby LC Margin, in each case determined if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage as of the last day of the immediately preceding fiscal quarter as follows:

Tier	Quarterly Average Excess Availability	Applicable Eurodollar Rate Margin	Applicable ABR Rate Margin	Applicable Standby LC Margin
1	Equal to or greater than $400,000,000	1.25%	0%	1.25%
2	Less than $400,000,000 and equal to or greater than $300,000,000	1.50%	0%	1.50%
3	Less than $300,000,000 and equal to or greater than $200,000,000	1.75%	0%	1.75%
4	Less than $200,000,000 and equal to or greater than $125,000,000	2.00%	.25%	2.00%
5	Less than $125,000,000	2.25%	.50%	2.25%

3. The Applicable Margin for Revolving Loans based on FILO Availability shall be 3.75% as to such Revolving Loans for which interest is calculated based on the Adjusted Eurodollar Rate and 2.00% as to such Revolving Loans for which interest is calculated based on the ABR.

4. The term “Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability plus the average of the aggregate amount of Qualified Cash of Borrowers for the immediately preceding fiscal quarter as calculated by Agent (absent manifest error). As used herein, the term “Qualified Cash” shall mean the amount of unrestricted cash of Borrowers that is (a) subject to the valid, enforceable and first priority perfected security interest of Agent, (b) not subject to any other security interest, pledge, lien, encumbrance or claim, (c) available to be used without condition, restriction or limitation and (d) maintained in an investment account at Wachovia pursuant to a deposit account control agreement or an investment property control agreement, as the case may be, in form and substance satisfactory to Agent in good faith, which provides that, among other things, no amounts may be withdrawn or disbursed from such account to any person without the prior written consent of Agent.

5. After an Event of Default under the Loan Documents, the applicable rates of interest and rate for LC fees shall be increased by 2.00% per annum above the then applicable pre-default rates. Such increased rate shall also be applicable to Revolving Loans and LCs outstanding in excess of the loan availability or any applicable limits, whether or not such excess(es) are permitted by Agent or any Lender at any time. Such increased rates shall also apply to any obligations owing to Agent and Lenders that are due and remain unpaid after the termination of the Loan Documents.

EXHIBIT B

Winn-Dixie, Inc.

$725,000,000 Senior Secured Credit Facility (the “Credit Facility”)

Conditions Precedent to Credit Facility

June 28, 2006

All capitalized terms used in this Exhibit B have the meaning assigned to such terms in the Commitment Letter and the Term Sheet.

Those conditions precedent customarily required by Agent in similar financings and any additional conditions precedent deemed appropriate by Agent in good faith in the context of this transaction, including, without limitation, the following:

(a)	Receipt by Agent of all financial information, projections, budgets, business plans, cash flows and such other information as Agent shall request from time to time, including (i) projected monthly balance sheets, income statements, statements of cash flows and availability of Borrowers for the 2006 and 2007 fiscal years of Borrowers, (ii) projected annual balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors through the end of the 2011 fiscal year of Borrowers, in each case as to projections described in clauses (i) and (ii), with the results and assumptions set forth in all of such projections in form and substance satisfactory to Agent in good faith, and an opening pro forma balance sheet for Borrowers and Guarantors in form and substance satisfactory to Agent in good faith, (iii) any updates or modifications requested by Agent to the projected financial statements of Borrowers and Guarantors previously received by Agent, in each case in form and substance satisfactory to Agent in good faith, and (iv) pro forma financial statements of Borrowers for the fiscal years ending 2004, 2005 and year to date for 2006 (and on a monthly basis for 2005 and 2006) which, among other things, shall demonstrate pro forma EBITDA in amounts to be agreed upon for the most recently ended twelve month periods. Agent acknowledges receipt of the documents and information described in clauses (i), (ii) and (iv) of this paragraph and that as of the date hereof such documents and information are satisfactory to it.

(b)	Agent’s completion of its due diligence, with results satisfactory to Agent in good faith, including (i) receipt and review of third party appraisals with respect to inventory and pharmacy scripts, in each case in form and containing assumptions and appraisal methods satisfactory to Agent in good faith by appraisers acceptable to Agent, addressed to Agent and on which Agent and Lenders are expressly permitted to rely, (ii) receipt and review of third party appraisals with respect to owned real estate and leasehold reports with respect to leaseholds, in each case, in form and containing assumptions and appraisal and valuation methods satisfactory to Agent in good faith by appraisers and valuation firms acceptable to Agent, addressed to Agent and on which Agent and Lenders are expressly permitted to rely, (iii) an updated and current field examination of the business and collateral of Borrowers and Guarantors in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of Borrowers and Guarantors and (iv) environmental audits of the owned real estate of Borrowers and Guarantors conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology satisfactory to Agent in good faith. Agent acknowledges receipt of the documents and information described in clauses (ii) and (iv) of this paragraph and that as of the date hereof such documents and information are satisfactory to it. Agent shall be satisfied in good faith with the corporate and capital structure of Borrowers and Guarantors and with all legal, tax, accounting, business and other matters relating to Borrowers after giving effect to the Plan and the Credit Facility and Agent and its counsel will have had the opportunity to conduct customary legal due diligence (the results of which shall be satisfactory to Agent and its counsel in good faith).

(c)	No Material Adverse Change shall have occurred since May 31, 2006, provided, that, commencing as of the date that is ten (10) business days after the receipt by Agent of the 2006 10-K, instead of May 31, 2006, such date shall be June 28, 2006, so long as (i) within such ten (10) business day period, Agent shall not have notified Administrative Borrower that Agent has determined in good faith that a Material Adverse Change shall have occurred during the period commencing on May 31, 2006 and ending on the date of the filing of the 2006 10-K with the SEC, and (ii) no Material Adverse Change shall have occurred since May 31, 2006 that is not disclosed in the 2006 10-K. As used in the Commitment Letter and this Exhibit B, (A) the term “Material Adverse Change” shall mean a material adverse change in the business, operations, assets or financial condition of Administrative Borrower and its subsidiaries (taken as a whole) since May 31, 2006, or June 28, 2006 as described in the 2006 10-K, as applicable, other than any material adverse change relating to or resulting from any of the following, so long as such change does not have a material adverse affect on the ability of Borrowers and Guarantors to fulfill the obligations of Borrowers and Guarantors to Agent and Lenders or the ability of Agent and Lenders to enforce the obligations of Administrative Borrower and its subsidiaries to Agent and Lenders or the ability of Agent and Lenders to enforce their respective rights and remedies with respect to the Collateral: (1) changes in general economic conditions or securities markets in general, (2) events, circumstances, changes or effects that affect the retail food industry (except if Administrative Borrower and its subsidiaries (taken as a whole) are disproportionately affected thereby), (3) catastrophes, including hurricanes, earthquakes, hailstorms, severe winter weather, floods, fires, tornadoes and other natural or man-made disasters, (4) any changes after the date hereof in any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any governmental authority, including those relating to the protection of the environment, natural resources, and human health and safety applicable to Administrative Borrower and its subsidiaries (taken as a whole) or any of their respective properties or assets (except if Administrative Borrower and its subsidiaries (taken as a whole) are disproportionately affected thereby), (5) any outbreak or escalation of hostilities or war or any act of terrorism, or (6) compliance with the Plan and the transactions contemplated thereby, and (B) the term “2006 10-K” shall mean the annual report of Administrative Borrower on Form 10-K for the fiscal year ended June 28, 2006 as filed with the SEC. No defaults or events of default on the closing date under any of the Loan Documents or on any other material debt or any material contract of Borrowers or Guarantors shall exist. There shall be no material misstatements in or omissions from the materials previously furnished to Agent by Borrowers and Guarantors. Agent must be satisfied in good faith that any financial statements delivered to it fairly present the business and financial conditions of Borrowers and Guarantors.

(d)	Administrative Borrower shall have formed the SPE in accordance with applicable law and shall have executed and delivered to Agent or its designee all agreements, documents and instruments, in form and substance satisfactory to Agent in good faith, necessary or desirable to transfer and cause its subsidiaries to transfer title to all of the owned Real Property and all of the Eligible Leasehold Property of Administrative Borrower and its subsidiaries to the SPE.

(e)	Execution and delivery of the Loan Documents by all parties thereto other than Agent, and including all consents, waivers, acknowledgments and other agreements from third persons that Agent may in good faith deem necessary or desirable (which shall include the consents, waivers, acknowledgments and other agreements from third persons required pursuant to the Existing Credit Agreement), in form and substance satisfactory to Agent in good faith, and including delivery to Agent of each of the following, each in form and substance satisfactory to Agent in good faith, (i) all agreements, documents and instruments, necessary or desirable to grant to Agent a valid and perfected first priority mortgage (subject to designated permitted liens) in favor of Agent upon the Real Property (whether pursuant to a modification agreement as to Real Property currently subject to a mortgage in favor of Agent under the existing credit facility or a new mortgage as to Real Property not currently subject to a mortgage in favor of Agent under the existing credit facility) and a valid and perfected first priority leasehold mortgage (subject to designated permitted liens) in favor of Agent upon each Leasehold Property (whether pursuant to a modification agreement as to Leasehold Property currently subject to a leasehold mortgage in favor of Agent under the existing credit facility or a new leasehold mortgage as to Leasehold Property not currently subject to a leasehold mortgage in favor of Agent under the existing credit facility), other than (A) seventeen (17) of the Leasehold Property selected by Agent for which such leasehold mortgage will not be required at closing or as a post-closing requirement, (B) those leaseholds that have valid and enforceable prohibitions on the granting of leasehold mortgages by the lessee, and (C) such of the Leasehold Property to which no value has been given under the April 2006 Leasehold Report, which are to be delivered within sixty (60) days after the closing date as set forth in the Affirmative Covenants in Exhibit A hereto, (ii) evidence of insurance coverage, (iii) a lender’s loss payee endorsement in favor of Agent as to casualty and business interruption insurance, (iv) mortgagee’s title insurance by a company and agent acceptable to Agent insuring (A) as to Real Property, the priority, amount and sufficiency of each mortgage, deed of trust or deed to secure debt, insuring against matters that would be disclosed by surveys, and containing any endorsements, assurances or affirmative coverage requested by Agent in good faith in accordance with its customary practices for protection of its interests and (B) as to Leasehold Property, the priority, amount and sufficiency of each mortgage, deed of trust or deed to secure debt for such Leasehold Property having an aggregate appraised value of approximately $100,000,000 as set forth in the April 2006 Leasehold Report, insuring against matters that would be disclosed by surveys to the extent that such surveys exist as of the closing date, and containing any endorsements, assurances or affirmative coverage requested by Agent in good faith in accordance with its customary practices for protection of its interests.

(f)	Agent, for the benefit of itself and Lenders, shall hold perfected, first priority security interests in and liens upon the Collateral, but as to priority, subject to such liens as are permitted under the Loan Documents (which shall be consistent with the liens permitted under the Existing Credit Agreement) that have priority over the security interests and liens of Agent under applicable law

(g)	The Excess Availability at closing as determined by Agent after the application of proceeds of the initial Revolving Loans and after provision for payment of all fees and expenses of the transactions contemplated hereby, shall be not less than the amount equal to $200,000,000.

(h)	Agent shall have received evidence, in form and substance satisfactory to Agent in good faith, that Borrowers and Guarantors have obtained all necessary consents and approvals to the Credit Facility.

(i)	Agent shall have received a certified copy of the final order confirming the Plan in the Chapter 11 Case (the “Confirmation Order”), which order shall be in form and substance satisfactory to Agent in good faith, entered by the United States Bankruptcy Court having exclusive jurisdiction over the Chapter 11 Case (the “Bankruptcy Court”) after due notice to all creditors and other parties-in-interest and as entered on the docket of the Clerk of the Bankruptcy Court. The Confirmation Order shall authorize the financing under the Credit Facility for Borrowers and shall contain such other terms and provisions as Agent and its counsel shall in good faith require. The Confirmation Order shall be in full force and effect and shall not have been modified, reversed, stayed or vacated.

(j)	The Plan and any amendments thereto shall be in form and substance satisfactory to Agent and its counsel in good faith. Agent acknowledges that the June 27, 2006 draft of the Plan provided to Agent is satisfactory to it, provided, however, that any amendments or supplements to the Plan will need to be in form and substance satisfactory to Agent in good faith. The Plan shall be consummated and effective and all agreements and undertakings of the parties thereunder to be performed by such time shall have been satisfied and performed. The Confirmation Order shall be final, valid, subsisting and continuing and all conditions precedent to the effectiveness of the Plan shall have been fulfilled (or waived in accordance with the terms of the Plan), including, without limitation, the execution, delivery and performance of all terms and conditions thereof. Agent shall have received evidence, in form and substance satisfactory to Agent in good faith, that all consents, approvals or withholding of objections, appropriate or necessary to consummate the Plan and the Credit Facility have been obtained.

(k)	No motion, action or proceeding shall be pending against a Borrower or Guarantor by any creditor or other party-in-interest in the Bankruptcy Court or any other court of competent jurisdiction which adversely affects or may reasonably be expected to adversely affect the Plan in any material respect, the post-consummation business of Borrowers in any material respect or the Credit Facility in any material respect.

(l)	Borrowers and Guarantors shall comply in full with the notice and other requirements of the U.S. Bankruptcy Code in a manner acceptable to Agent and its counsel in good faith.

(m)	The Confirmation Order shall have been entered by no later than November 30, 2006 and the satisfaction of the each of the conditions to the Credit Facility, and the closing of the Credit Facility, shall have occurred by no later than December 31, 2006.

Any actions set forth in this Exhibit B required to be taken on the effective date of the Plan shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.

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